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                                                                   EXHIBIT 99.01

EXODUS COMMUNICATIONS ANNOUNCES PUBLIC OFFERINGS OF CONVERTIBLE NOTES AND COMMON STOCK

Santa Clara, California, February 5, 2001 - Exodus Communications(R), Inc. (Nasdaq: EXDS), the leading provider of Internet infrastructure outsourcing services for enterprises with mission-critical Internet operations, today announced that it intends to offer approximately 13,000,000 shares of its common stock and $500 million principal amount of its convertible subordinated notes due 2008 (excluding over-allotment options, if any) in concurrent public offerings. The notes and common stock would be offered under the Exodus(R) shelf registration statement that was declared effective by the SEC on July 20, 2000. The offerings will be managed by Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley Dean Witter and J.P. Morgan Securities Inc.

Exodus intends to use the net proceeds from the offerings to finance the purchase or other acquisition of assets or businesses to be used in its business, and for general corporate purposes, principally for the expansion of its business.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectuses related to the offerings may be obtained from Goldman, Sachs & Co., 32 Old Slip, 21st Floor, New York, NY 10005, or from Merrill Lynch & Co., World Financial Center, North Tower, New York, NY 10281.

Exodus and Exodus Communications are trademarks of Exodus Communications, Inc. and its subsidiaries, and are registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.